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                                                                    EXHIBIT 99.1

SOVEREIGN SPECIALTY CHEMICALS PROVIDES AN UPDATE ON OPERATIONS

     CHICAGO, July 10 /PRNewswire/ -- Sovereign Specialty Chemicals, Inc. announced today that John Fox, its President, has left the company to pursue other interests.

     Sovereign also announced that it had purchased certain sales activities of IMPAG, a longstanding European distributor of products produced by Sovereign's Pierce & Stevens subsidiary. Commenting on this transaction, Mr. Robert Covalt, Sovereign's Chairman & CEO, stated: "we have decided that now is an appropriate time to leverage the European sales and distribution capabilities we gained from our acquisition of Croda's worldwide adhesives business. This action will allow us to serve our customers directly and increase our margins."

     Mr. Covalt also provided a brief update on Sovereign's currently trading results. "We will be announcing our second quarter financial results in mid August and hosting a conference call at that time. Business conditions in the US continue to be difficult and the economic environment in Europe is weaker. Nonetheless, Sovereign made solid progress during the second quarter as a result of profit improvement actions initiated earlier this year. These actions include price increases, headcount reductions and plant closures. Second quarter results will show solid sequential gains in sales, EBITDA and margins. We expect sales for the June quarter to be about $92 million and EBITDA, excluding unusual items, to be around $11 million. Despite a continuing difficult trading environment, we expect to show additional progress in the September quarter."

     Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial, and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives company in the United States and one of the largest in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2000, Sovereign's pro forma revenues exceeded $350 million.

     The foregoing include "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information currently available to, management. Actual results may vary materially, due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures and changes in technology. Additional factors related to future expectations are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended 12/31/00.